SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 9, 2006

TRUE NORTH ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51519	98-043482
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Allen Center, 1200 Smith Street 16th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 353-3948

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective May 9, 2006 we entered into a Purchase Agreement (the “Agreement”) whereby we acquired rights in State of Alaska Oil and Gas Leases ADL 390834, 390839, 390840 and 390841 (the “Un-Issued Leases”) from two unrelated persons (the “Sellers”). The total purchase price for the Un-Issued Leases pursuant to the Agreement is $276,480 (the “Purchase Price”). The Un-Issued Leases cover an aggregate of approximately 10,000 acres of land on the North Slope of Alaska. The Sellers are reported to have submitted the winning bids for the Un-Issued Leases but as of the date of the Agreement, the State of Alaska, Department of Natural Resources, has not issued a High Bidder Notice or an Award Notice to the Sellers. Upon receipt of an Award Notice, the Sellers have 30 days within which to pay the remaining 80% of the bid amount for the Un-Issued Leases together with the first year annual rentals due thereon. It is not presently known when or if the Un-Issued Leases will be issued to Sellers.

At such time that the Un-Issued Leases are issued to Sellers, Sellers shall own or otherwise have the right to assign and convey or cause to be assigned and conveyed the Un-Issued Leases, all of which shall be free and clear of any liens and encumbrances and provide for a net revenue interest to Sellers of not less than 83.33334% prior to reservation of a 5% overriding royalty which overriding royalty shall also apply to all renewals and extensions of the Un-Issued Leases.

Unless extended pursuant to the terms of the Agreement, the closing of the transaction (the “Closing”) shall be held within three (3) business days after receipt by Sellers of the High Bidder Notice with respect to the Un-Issued Leases from the Alaska Department of Natural Resources. Notwithstanding the foregoing or any other provision of the Agreement, if Closing does not occur by the close of business on July 31, 2006, Anchorage, Alaska time, the Agreement shall be null and void and we and Sellers shall have no further rights or obligations under the Agreement. Pursuant to the Agreement we have delivered the Purchase Price and an additional $10,240 (being an aggregate amount of $286,720) to an escrow account. At Closing $81,920 of the escrowed funds shall be used to pay to the State of Alaska all balances due on the Un-Issued Leases and $10,240 of the escrowed funds shall be used to pay to the State of Alaska the first year of rental payments due on the Un-Issued Leases.

Pursuant to the Agreement (i) we are required to assume all obligations of Sellers under the Un-Issued Leases for all periods from and after the date of the Agreement, including the obligation to timely pay all rentals thereafter due under such Un-Issued Leases; and (ii) we are required, at our sole cost and expense, to drill, cause to be drilled, or re-enter and drill, within five (5) years after the issuance by the Alaska Department of Natural Resources of the subject Un-Issued Leases, to completion or abandonment, a test well on each of the subject Un-Issued Leases to a bottomhole depth and location of at least four thousand feet (the “Test Wells”). Should we fail to timely drill or cause to be drilled a Test Well to completion or abandonment within five (5) years after the issuance of the Un-Issued Leases, we shall forfeit our interest in each of the Un-Issued Leases on which a Test Well has not been drilled, and shall promptly execute and deliver to Sellers an assignment of the aforementioned Un-Issued Lease or Leases free and clear of all liens and encumbrances except the overriding royalties created by the Agreement. Further, should we elect not to pay rentals on any of the Un-Issued Leases, then we shall notify Sellers in writing, by certified mail, not later than forty-five (45) days prior to a rental payment date, and shall promptly execute and deliver to Sellers an assignment of the applicable Un-Issued Lease or Leases free and clear of all liens and encumbrances except the overriding royalties created by the Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits filed as part of this Report are as follows:

Exhibit 10.1	Purchase Agreement dated as of May 9, 2006 between Registrant and Daniel K. Donkel and Samuel H. Cade

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH ENERGY CORPORATION

Dated: May 16, 2006	By:	/s/ Massimiliano Pozzoni
Name: Massimiliano Pozzoni
Title: President, Principal Executive, Financial And Accounting Officer, and Treasurer